Filed Pursuant to Rule 424(b)(3)
Registration No. 333-193097

Prospectus Supplement No. 4
(to Prospectus dated April 8, 2014)

1,541,470 Shares
Common Stock

This Prospectus Supplement No. 4 updates, amends and supplements the information previously included in our prospectus dated April 8, 2014, which we refer to as our prospectus, Prospectus Supplement No. 1 dated April 30, 2014, Prospectus Supplement No. 2 dated August 8, 2014 and Prospectus Supplement No. 3 dated September 9, 2014, each relating to the offer for sale of an aggregate of 1,541,470 shares of common stock, par value $0.01 per share, of BG Staffing, Inc., which we refer to herein as our common stock, by the selling stockholders named therein.

This Prospectus Supplement No. 4 incorporates into our prospectus the information contained in our attached Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on October 22, 2014. Any exhibits contained in the Form 8-K that have been deemed furnished and not filed in accordance with SEC rules or applicable law shall not be included in this Prospectus Supplement No. 4.

This Prospectus Supplement No. 4 is not complete without, and may not be delivered or used except in connection with, our prospectus, including all amendments and supplements thereto.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements as further discussed in our prospectus. Investing in our common stock is highly speculative and involves a significant degree of risk. See “Risk Factors” beginning on page 5 of our prospectus for a discussion of information that should be considered before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 4 is October 22, 2014.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
October 21, 2014

BG STAFFING, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	333-191683	26-0656684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5000 Legacy Drive, Suite 350
Plano, Texas 75024
(Address of principal executive offices, including zip code)

(972) 692-2400
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 21, 2014, the common stock of BG Staffing, Inc. (the “Company”) was approved for listing on the NYSE MKT. The common stock will begin trading on the NYSE MKT on October 27, 2014. The Company’s ticker symbol will be “BGSF.”

Item 7.01	Regulation FD Disclosure.

On October 22, 2014, BG Staffing, Inc. issued a press release reporting that its common stock had been approved for listing on the NYSE MKT.  A copy of the press release is attached hereto as Exhibit 99.1.

The information reported under this Item 7.01 and under Item 9.01 shall not be deemed as “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of such Section, nor shall it be deemed incorporated by reference in any filing by us under the Securities Act or the Exchange Act, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press release dated October 22, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BG STAFFING, INC.

Date: October 22, 2014		/s/ Michael A. Rutledge
	Name: Title:	Michael A. Rutledge Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated October 22, 2014

Exhibit 99.1

NEWS
BG STAFFING, INC. ANNOUNCES LISTING OF
SHARES ON THE NYSE MKT

PLANO, Texas - October 22, 2014 -- BG Staffing, Inc. (OTCBB: BGSF), a national provider of temporary staffing services across a diverse set of industries, announced that its common stock has been approved for listing on the NYSE MKT, the premier U.S. equities market for listing and trading of small growth companies. Trading is expected to commence on the NYSE MKT on October 27, 2014, under the ticker symbol “BGSF.”
“The NYSE MKT listing is a significant corporate milestone for BG Staffing,” said L. Allen Baker, Jr., President and CEO of BG Staffing, Inc. “The NYSE listing should enable us to increase the trading liquidity of our stock, broaden our shareholder base, and raise our profile in the investment community.”
“As we continue to expand our NYSE community of growth-oriented companies, we are excited to welcome BG Staffing, Inc.," said Scott Cutler, Executive Vice President, Head of Global Listings, NYSE. “The NYSE MKT platform, which combines leading technology with the human participation of designated market makers, is a great fit to support the company’s growth."
About BG Staffing, Inc.
Headquartered in Plano, Texas, BG Staffing provides staffing services to a variety of industries through its information technology, light industrial and multi-family divisions. BG Staffing is a temporary staffing platform that has integrated several regional and national brands and is set to achieve scalable growth. The Company’s acquisition philosophy is one that not only brings financial growth, but unique and dedicated talent within the companies. This has led to a strong management team with tenure and a desire to offer exceptional service to candidates, customers and investors. Please visit www.bgstaffing.com for more information.

Forward-Looking Statements
The forward looking statements in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including those listed in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT:
Terri MacInnis, VP of Investor Relations
Bibicoff + MacInnis, Inc.
818.379.8500
terri@bibimac.com